Exhibit 4.23

THIS 6% SENIOR CONVERTIBLE NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.  THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF (I) MAY BE PLEDGED OR HYPOTHECATED IN CONNECTION WITH A BONA FIDE MARGIN LOAN OR OTHER FINANCING SECURED BY SUCH SECURITIES OR (II) MAY BE TRANSFERRED OR ASSIGNED TO AN AFFILIATE OF THE HOLDER HEREOF WITHOUT THE NECESSITY OF AN OPINION OF COUNSEL OR THE CONSENT OF THE ISSUER HEREOF.

THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW BECAUSE (I) THE PRINCIPAL AMOUNT OF THIS NOTE WILL ACCRETE IN VALUE FROM THE DATE HEREOF, AND (II) THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT, REDEMPTION OR CONVERSION HEREOF.

ENER1, INC.

6% SENIOR CONVERTIBLE NOTE

Issue Date: September 15, 2010	$6,000,000

FOR VALUE RECEIVED, ENER1, INC., a Florida corporation (the “Company”), hereby promises to pay to the order of ITOCHU CORPORATION, a Japan corporation, or its permitted successors or assigns (the “Holder”), the sum of up to SIX MILLION AND 00/100 DOLLARS ($6,000,000) in same day funds, on or before August 27, 2015 (the “Maturity Date”).  The Holder may convert the principal of this Note into shares (“Conversion Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms set forth herein.

Except as required pursuant to Section 5 or upon a conversion of this Note into shares of Common Stock, the Company shall not have the right or obligation to prepay any principal of this Note prior to the Maturity Date.

The Company has issued this Note pursuant to a Note Purchase Agreement, dated as of August 27, 2010 (the “Purchase Agreement”), between the Company and the original purchaser of this Note.  If this Note is partially assigned and divided into two or more notes, such additional notes along with the remainder of this Note are collectively referred to herein as the “Notes”.

1.           DEFINITIONS.

(a)           Defined Terms.  The following terms shall apply to this Note:

“Acceleration Notice” has the meaning set forth in Section 5 of this Note.

“Change of Control” means the existence, occurrence or public announcement of, or entering into an agreement contemplating, any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company, (b) the effectuation of a transaction or series of related transactions in which more than 50% of the voting power of the Company is transferred or otherwise disposed of; (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the shareholders of the Company immediately prior to such transaction fail to own, directly or indirectly, at least 50% of the surviving entity; and (d) the Continuing Directors do not at any time constitute at least a majority of the Board of Directors.  In addition, “Change of Control” shall also include any transaction or series of related transactions after which the Company fails to own, directly or indirectly, more than 50% of the voting power or equity of EnerDel, Inc., a Delaware corporation.

“Common Stock” has the meaning set forth in the preamble to this Note.

“Company” has the meaning set forth in the preamble to this Note.

“Continuing Director” means, at any date, a member of the Company’s Board of Directors (i) who was a member of such board on the Issue Date or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company’s Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

“Conversion” has the meaning set forth in Section 3(a) of this Note.

“Conversion Date” has the meaning set forth in Section 3(b) of this Note.

“Conversion Default” has the meaning set forth in Section 3(e) of this Note.

“Conversion Notice” has the meaning set forth in Section 3(b) of this Note.

“Conversion Price” means $3.612, subject to adjustment as provided herein.

“Conversion Shares” has the meaning set forth in the preamble of this Note.

“Default Interest Rate” means the lower of 12% and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Company or the trading of its securities.

“Delivery Date” has the meaning set forth in Section 3(d) of this Note.

“Determination Date” has the meaning set forth in Section 4(c) of this Note.

“Dispute Procedure” has the meaning set forth in Section 3(b) of this Note.

“Distribution,” “Distribution Date” and “Distribution Notice” have the respective meanings set forth in Section 4(c) of this Note.

“Event of Default” means the occurrence of any of the following events:

(i)          a Liquidation Event occurs or is publicly announced;

(ii)         the Company fails to make any payment of principal or interest on this Note in full as and when such payment is due, and such payment remains unpaid for three Business Days;

(iii)        other than a breach described in clause (ii) above, the Company breaches or provides notice of its intent to breach any material covenant, agreement or condition of this Note or the Purchase Agreement; and such breach continues for a period of 20 Business Days following written notice thereof from the Holder; or

(iv)        any material representation or warranty made by the Company in this Note or the Purchase Agreement was materially inaccurate or misleading in any material respect as of the date such representation or warranty was made.

“Holder” has the meaning set forth in the preamble to this Note.

“Interest” has the meaning set forth in Section 2(a) of this Note.

“Issue Date” means the “Issue Date” stated on the front page of this Note.

“Liquidation Event” means where (i) the Company shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or the Company shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to it or its debts; or (ii) there shall be commenced against the Company any action or proceeding of the nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its property, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there is initiated the dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (iv) there is initiated any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company.

“Major Transaction” means the existence, occurrence or public announcement of, or entering into an agreement contemplating, a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into, or exchanged or tendered for, the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity.

“Maturity Date” has the meaning set forth in the preamble to this Note.

“Record Date” has the meaning set forth in Section 4(c) of this Note.

(b)           Terms Defined in the Purchase Agreement.  Any capitalized term used but not defined herein has the meaning specified in the Purchase Agreement.

(c)           Usage.  All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Note as a whole and not to any particular provision of this Note.

2.           INTEREST; SCHEDULED PAYMENTS.

(a)           Interest.  Commencing on the Issue Date, this Note shall bear interest on the unpaid principal amount hereof (“Interest”) at an annual rate equal to six percent, computed on the basis of a 360-day year and calculated using the actual number of days elapsed since and including the day immediately following the date on which Interest was most recently paid (whether in cash or upon conversion).

(b)           Scheduled Payments of Interest.  The Company shall pay to the Holder all accrued and unpaid Interest in cash on each February 26 and August 26 of each year while this Note is outstanding, commencing with February 26, 2011.

(c)           Method of Payments.  The Company shall make all cash payments required under this Note by wire transfer of immediately available funds.

(d)           Default Interest.  All amortization payments, payments of Interest and any other payments required under this Note that are not paid as and when due in accordance with this Note shall bear interest until paid at the Default Interest Rate.

3.           CONVERSION.

(a)           Right to Convert.  The Holder shall have the right, subject to the limitations described in Section 3(f), at any time and from time to time, to convert all or any part of the outstanding and unpaid principal and interest on this Note into such number of fully paid and non-assessable Conversion Shares as is determined in accordance with the terms hereof (a “Conversion”).

(b)           Conversion Notice.  In order to convert principal of this Note, the Holder shall send by facsimile transmission (followed by a telephonic or email confirmation that such facsimile was sent), at any time prior to 5:00 p.m., New York City time, on the Business Day on which the Holder wishes to effect such Conversion (the “Conversion Date”), a properly completed notice of conversion to the Company, in the form set forth on Annex I hereto, stating the amount of principal to be converted and a calculation of the number of shares of Common Stock issuable upon such Conversion (a “Conversion Notice”).  The Conversion Notice shall also state the name or names (with address) in which the shares of Common Stock that are issuable on such Conversion shall be issued.  The Holder shall not be required to physically surrender this Note to the Company in order to effect a Conversion. The Company shall maintain a record showing, at any given time, the unpaid principal amount of this Note and the date of each Conversion or other payment of principal hereof.  In the case of a dispute as to the number of Conversion Shares issuable upon a Conversion (including, without limitation, as a result of adjustments to the Conversion Price made in accordance with Section 4 below), the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed, the Company and the Holder shall provide each other with their respective calculations, and the Company shall submit the disputed calculations to a certified public accounting firm of national recognition (other than the Company’s independent accountants) within five Business Days following the later of the date on which the Holder delivers its calculations to the Company and the receipt of the Holder’s Conversion Notice. The Company shall use its reasonable best efforts to cause such accountants to calculate the Conversion Price as provided herein and to notify the Company and the Holder of the results in writing no later than five Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”).  Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations are most at variance with those of such accountant.

(c)           Number of Conversion Shares; Reduction of Principal.  The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be equal to the amount of principal and interest on this Note being converted divided by the Conversion Price in effect on the Conversion Date.  Upon the valid delivery of the Conversion Shares by the Company, the amounts subject to such Conversion shall be credited towards the payment of the principal and interest on this Note.

(d)           Delivery of Common Stock Upon Conversion.  The Company shall, no later than the close of business on the third Business Day following the Conversion Date (the “Delivery Date”), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined pursuant to Section 3(c) above; provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third Business Day following the resolution of such dispute in accordance with this Note. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the nearest whole number of Conversion Shares.  Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Purchase Agreement.

(e)           Failure to Deliver Conversion Shares.  If the Company fails for any reason to deliver to the Holder the number of Conversion Shares specified in a Conversion Notice on or before the Delivery Date therefor (or, with respect to Conversion Shares subject to a Dispute Procedure, no later than the close of business on the third Business Day following the resolution of such dispute) (such failure, a “Conversion Default”), the Holder shall have the right to receive from the Company an amount equal to (A) (N/365) multiplied by (B) the principal amount of this Note represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (C) the Default Interest Rate, where “N” equals the number of days elapsed between the date on which such Conversion Shares were to be delivered and the date on which such Conversion Default has been cured.  Amounts payable pursuant to the preceding sentence shall be paid to the Holder in immediately available funds on or before the fifth Business Day following written notice from the Holder to the Company specifying the amount owed to it by the Company.  In the event that shares of Common Stock are purchased by or on behalf of the Holder in order to make delivery on a sale effected in anticipation of receiving Conversion Shares upon a Conversion, and there is a Conversion Default with respect thereto, the Holder shall have the right to receive from the Company, in addition to the foregoing amounts, (1) the aggregate amount paid by or on behalf of the Holder for such shares of Common Stock minus (2) the aggregate amount of net proceeds, if any, received by the Holder from the sale of such Conversion Shares as and when such shares are delivered by the Company to the Holder.

(f)           Limitation on Right to Convert.  In no event shall the Holder be permitted to convert principal of this Note if, upon such conversion, (x) the number of Conversion Shares to be issued pursuant to such Conversion plus (y) the number of shares of Common Stock beneficially owned by the Holder (other than Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(f)) would exceed 9.9% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Company and the Holder that the Holder not be deemed at any time to have the power to vote or dispose of greater than 9.9% of the number of shares of Common Stock issued and outstanding at any time. Nothing contained herein shall be deemed to restrict the right of the Holder to convert such excess principal amount at such time as such Conversion does not violate the provisions of this Section 3(f). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.  The holders of Common Stock are to be deemed third-party beneficiaries of the limitation imposed hereby and, accordingly, this Section 3(f) may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that the Holder shall have the right, upon 60 days’ prior written notice to the Company, to waive the provisions of this Section 3(f) without obtaining such consent.

4.           ADJUSTMENTS TO CONVERSION PRICE.

(a)           Stock Splits, Stock Interests, Etc.  If, at any time on or after the Issue Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased.

(b)           Major Transactions.  If, at any time after the Issue Date, any Major Transaction shall occur, then the Holder shall thereafter have the right to receive upon Conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable upon such Major Transaction with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon Conversion had such Major Transaction not taken place (without giving effect to any limitations on such Conversion contained in this Note).  After the public disclosure by the Company of such Major Transaction, (i) the Holder shall be given written notice of such transaction by the earlier of (x) the date that is 30 days (61 days if, without giving effect to the limitation on conversion contained in Section 3(f), the Holder beneficially owns more than 9.9% of the Common Stock then outstanding) prior to the date on which such transaction is consummated, and (y) the date that is 10 days prior to the record date for the determination of the Company’s shareholders entitled to vote with respect to such transaction, and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument (in form and substance reasonably satisfactory to the Holder) the obligations of the Company under this Note (including, without limitation, the obligation to make payments of principal and Interest accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter).  The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of this Note as of the date of such transaction, and shall similarly apply to successive Major Transactions.  Notwithstanding the foregoing, the Holder may, in lieu of exercising its rights under this Section 4(b), exercise its rights under Section 5 of this Note.

(c)           Distributions.  If, at any time after the Issue Date, the Company declares or makes any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock, including without limitation any dividend or distribution to the Company’s shareholders in shares (or rights to acquire shares) of capital stock of a subsidiary (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to the Holder at least 15 days prior to the earlier to occur of (i) the record date for determining shareholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”) (the earlier of such dates being referred to as the “Determination Date”).  Upon receipt of the Distribution Notice, the Holder shall promptly (but in no event later than three Business Days) notify the Company whether it has elected (A) to receive the same amount and type of assets (including, without limitation, cash) being distributed as though the Holder were, on the Determination Date, a holder of a number of shares of Common Stock into which this Note is convertible as of such Determination Date (such number of shares to be determined without giving effect to any limitations on such conversion) or (B) upon any exercise of this Note on or after the Distribution Date, to reduce the Conversion Price in effect on the Business Day immediately preceding the Record Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the Board of Directors and reasonably acceptable to the Holder.  Upon receipt of such election notice from the Holder, the Company shall timely effectuate the transaction or adjustment contemplated in the foregoing clause (A) or (B), as applicable.  If the Holder does not notify the Company of its election pursuant to the preceding sentence on or prior to the Determination Date, the Holder shall be deemed to have elected clause (A) of the preceding sentence.

(d)           Notice Of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4 resulting in a change in the Conversion Price by more than one percent, or any change in the number or type of stock, securities and/or other property issuable upon Conversion of this Note, the Company, at its expense, shall promptly compute such adjustment, readjustment or change and prepare and furnish to the Holder a certificate setting forth such adjustment, readjustment or change and showing in detail the facts upon which such adjustment, readjustment or change is based.  The Company shall, upon the written request at any time of the Holder, furnish to the Holder a like certificate setting forth (i) such adjustment, readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Conversion of this Note.

(e)           Adjustments; Additional Shares, Securities or Assets.  In the event that at any time, as a result of an adjustment made pursuant to this Section 4, the Holder of this Note shall, upon conversion of this Note, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 4.

5.           ACCELERATION OF NOTE.

If an Event of Default, a Change of Control or Major Transaction occurs, the Holder shall have the right, upon written notice to the Company (an “Acceleration Notice”), to accelerate the repayment of this Note in full.  The Company shall repay all of the outstanding and unpaid principal and Interest on this Note within five Business Days of receive a valid Acceleration Notice.  In order to deliver a valid Acceleration Notice, the Holder must deliver such notice to the Company no later than, in the case of an Event of Default, the close of business on the third Business Day following the date on which an Event of Default is no longer continuing and, with respect to a Change of Control or Major Transaction, the close of business on the third Business Day following the date on which the Change of Control or Major Transaction is completed. If the Company fails to pay the outstanding principal and Interest on this Note when due under this Section 5, the Holder shall be entitled to interest on such unpaid amount at the Default Interest Rate from the date on which such payment was due until the date on which such payment is made. Upon full payment of principal and Interest on this Note, the Holder shall return this Note to the Company for cancellation.

6.           MISCELLANEOUS.

(a)           Failure to Exercise Rights not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available. In the event that the Company does not pay any amount under this Note when such amount becomes due, the Company shall bear all costs incurred by the Holder in collecting such amount, including, without limitation, reasonable legal fees and expenses.

(b)           Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY 10036
Attn:  General Counsel
Tel: 1-212-920-3500
Fax: 1-212-920-3510

With a copy (which shall not constitute notice) to:

Mazzeo Song & Bradham LLP
708 Third Avenue, 19th Floor
New York, NY 10017
Attn: David S. Song
Tel:  1-212-599-0700
Fax:  1-212-599-8400

and if to the Holder, to such address for the Holder as provided by such Holder under the Purchase Agreement, or as shall be designated by the Holder in writing to the other parties hereto in accordance with this Section 6(b).

(c)           Amendments and Waivers.  No amendment, modification or other change to, or waiver of any provision of, this Note or any other Note may be made unless such amendment, modification or change, or request for waiver, is (A) set forth in writing and is signed by the Company, (B) consented to in writing by the holders of at least 67% of the unpaid principal amount of the Notes, and (C) applied to all of the Notes.  Upon the satisfaction of the conditions described in clauses (A), (B) and (C) above, this Note shall be deemed to incorporate the amendment, modification, change or waiver effected thereby as of the effective date thereof, even if the Holder did not consent to such amendment, modification, change or waiver.  Notwithstanding the foregoing, the limitation on beneficial ownership set forth in Section 3(f) may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that such limitation may be waived by the Holder upon 60 days’ prior written notice to the Company, and such waiver shall be valid and shall not require the consent of the Company or any other holder of Common Stock or Notes.

(d)           Transfer of Note.  The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including, without limitation, pursuant to a pledge) to any Person as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, or is exempt from registration thereunder, and is otherwise made in accordance with the applicable provisions of the Purchase Agreement.  From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable (but in no event later than three Business Days from the date it receives notice thereof), issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee. The Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

(e)           Lost or Stolen Note.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(f)           Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)           This Note shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Holder and the Company hereby irrevocably waive personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such Person at the address in effect for notices to it under this Note and agree that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(ii)           THE HOLDER AND THE COMPANY EACH ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE, OR THE BREACH, TERMINATION OR VALIDITY OF THIS NOTE, OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE HOLDER AND THE COMPANY EACH CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PERSON HAS BEEN INDUCED TO UNDERTAKE THE OBLIGATIONS SET FORTH IN THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(f)(ii).

(g)           Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof.

(h)           Usury.  This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

ENER1, INC.

By:
Name:
Title:

ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal of the 6% Senior Convertible Note (the “Note”) issued by Ener1, Inc. (the “Company”) into shares of common stock (“Common Stock”) of the Company according to the terms and conditions of the Note. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

Date of Conversion:

Principal Amount of
Note to be Converted:

Number of Shares of
Common Stock to be Issued:

Name of Holder:

Address:

Signature:
Name:
Title:

Holder Requests Delivery to be Made: (check one)

☐	By Delivery of Physical Certificates to the Above Address

☐	If Available, Through Depository Trust Corporation
(Account________________________)